Exhibit 99.1

News Release

From Lifeline Systems, Inc.

FOR IMMEDIATE RELEASE

Contact:

Mark Beucler

Vice President, Finance, Chief Financial Officer

    and Treasurer

(508) 988-3200

Email: mbeucler@lifelinesys.com

Lifeline Systems Posts Double-Digit Growth in Revenue

and Earnings for Third Quarter

Company Accelerates Growth Through Healthcare Channel Marketing;

Earnings Include $2.4 Million Reduction of Accrued Tax Liabilities

FRAMINGHAM, Mass. – October 19, 2005 – Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, today announced its financial results for the third quarter ended September 30, 2005.

Total revenue for the third quarter of 2005 grew 17 percent to $38.6 million from $33.1 million in the third quarter of 2004. Service revenue rose 16 percent to $30.4 million from $26.2 million a year earlier. Product revenue for the third quarter of 2005 increased 23 percent to $8.2 million from $6.7 million a year earlier.

Lifeline’s net income for the third quarter of 2005 increased to $6.4 million, or $0.43 per diluted share, from $3.2 million, or $0.23 per diluted share, for the third quarter last year. Net income for the third quarter of 2005 included a $2.4 million reduction of accrued tax liabilities related to the expiration of certain statutes of limitations on previous tax positions and favorable adjustments received on amended tax returns. Excluding this reduction of accrued tax liabilities, net income for the third quarter of 2005 increased 24 percent from a year ago to $4.0 million, or $0.27 per diluted share.

Comments on the Third Quarter

“The results we announced today demonstrate continued progress on all three of our long-term strategic goals, as we further enhanced profitability, accelerated our organic growth rate, and broadened our presence in the senior living market in the third quarter,” said Ron Feinstein, president and chief executive officer. “Lifeline’s profitable growth allowed us to continue re-

investing in the business and, at the same time, deliver another quarter of improved revenue and earnings.”

“Our integrated direct marketing program is increasing awareness of Lifeline among the hundreds of thousands of healthcare professionals who are potential sources for subscriber referrals,” said Feinstein. “As a result of multiple marketing initiatives in the healthcare channel, Lifeline added 9,000 net subscribers this quarter. In addition to driving growth, we continued to make progress in capitalizing on the leveragability and scalability of our business, as well as in our process improvement initiatives. Service gross margin – a key profitability driver for Lifeline – rose approximately one percentage point from a year ago, reaching 56 percent.”

“The hurricanes that hit the Gulf Coast during the third quarter were tremendous catastrophes in human terms,” Feinstein said. “Fortunately, however, they did not materially affect Lifeline’s financial performance, nor are they likely to have a significant impact going forward. We believe that our service to approximately 1,000 Lifeline subscribers was interrupted as a result of Hurricanes Katrina and Rita. Lifeline is working with these subscribers, along with their caregivers and healthcare programs in the affected communities, to help as many as possible resume their service when they relocate to new permanent residences.”

Nine-Month Results

Lifeline reported net income of $13.0 million, or $0.89 per diluted share, for the nine months ended September 30, 2005, compared with $8.0 million, or $0.57 per diluted share, for the first nine months of 2004. Total revenue for the first nine months of 2005 rose 16 percent to $110.5 million from $95.6 million for the year-earlier period. Service revenue for the first nine months of 2005 increased 15 percent year-over-year to $88.0 million from $76.2 million. Product revenue increased 20 percent to $22.4 million from $18.7 million in the first nine months of 2004. Including the $400,000 tax settlement Lifeline received in the first quarter, the Company has reported a total of $2.8 million, or $0.19 per share, in favorable tax items for the first nine months of 2005.

Comments on Lifeline’s Business Outlook

“Heading into the final quarter of 2005, we continue to execute on our growth strategy with significant investments in our new ventures in healthcare channel development and senior living,” said Feinstein. “Our market opportunities are becoming increasingly compelling, given the aging of America’s population, the rising cost of healthcare, and the baby-boomer generation’s increasing involvement as caregivers for their parents. Our core business is based on a recurring-revenue, private-pay model. Our subscriber base and margins are both capable of expanding, and Lifeline concluded the third quarter with $57.5 million in cash and investments and no debt. Most important, as an organization and an enterprise, Lifeline remains truly dedicated to delivering high levels of quality and caring to every individual we serve.”

About the Third-Quarter Conference Call

The financial information contained in this news release will be posted on the “News Releases” page of the Investor Relations section of Lifeline’s website at www.lifelinesys.com. Lifeline will webcast its quarterly conference call over the Internet at 11:00 a.m. ET tomorrow, Thursday, October 20. Those who wish to listen to the live broadcast should visit the Investor Relations section of the Company’s website, www.lifelinesys.com. Lifeline’s third-quarter conference call also can be accessed by dialing (800) 289-0546 or (913) 981-5534 at least five minutes prior to the call. A replay of the call will be available at Lifeline’s website.

About Lifeline Systems, Inc.

Established in 1974, Lifeline Systems is the leading provider of personal response services and emergency call systems in the United States and Canada. As of September 30, 2005, the Company supported approximately 453,000 subscribers from its response centers in Massachusetts, Ontario and Quebec. Lifeline also supplies emergency response equipment and services to owners and developers of independent and assisted living and continuing care retirement communities across North America. To people who live alone or in senior living communities, the Company provides reassurance and peace of mind with dedicated, well-trained people, advanced technology and a nationwide support structure designed to achieve service excellence. The Company is committed to affording its subscribers and residents the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems, visit: www.lifelinesys.com.

Safe Harbor

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, including those concerning Lifeline’s integrated direct marketing program, senior living and healthcare channel development initiatives, and its plan to continue executing on its operational and financial strategy during the fourth quarter of 2005 are subject to certain risks and uncertainties, and actual results may differ materially from expectations.

These risks and uncertainties include the risk that the Company’s direct and consumer marketing competencies will not be successful in generating incremental revenue and profitability, the risk that the Company will not be able to grow its subscriber base served by its monitoring centers by an amount which exceeds the number of subscribers lost, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings and releases.

Lifeline’s Third-Quarter 2005 Financial Statements Follow . . .

# # #

LIFELINE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues
Services	$30,365	$26,232	$88,002	$76,207
Net product sales	8,237	6,674	22,362	18,678
Finance income	42	199	161	685

Total revenues	38,644	33,105	110,525	95,570

Costs and expenses
Cost of services	13,398	11,805	39,906	36,609
Cost of sales	2,990	2,134	8,005	6,345
Selling, general and administrative	15,686	13,540	45,122	37,982
Research and development	505	497	1,664	1,547

Total costs and expenses	32,579	27,976	94,697	82,483

Income from operations	6,065	5,129	15,828	13,087
Other income, net	304	188	752	343

Income before taxes	6,369	5,317	16,580	13,430
Provision (benefit) for income taxes	(4)	2,089	3,537	5,415

Net income	$6,373	$3,228	$13,043	$8,015

Net income per weighted average share:
Basic	$0.45	$0.24	$0.94	$0.59

Diluted	$0.43	$0.23	$0.89	$0.57

Weighted average shares:
Basic	14,035	13,712	13,919	13,545

Diluted	14,724	14,284	14,609	14,118

LIFELINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

	September 30, 2005	December 31, 2004
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$32,717	$42,428
Short-term investments	2,995	5,000
Accounts receivable, net	12,066	12,209
Inventories	5,483	4,546
Net investment in sales-type leases	1,701	1,906
Prepaid expenses and other current assets	3,586	2,369
Deferred income taxes	1,092	1,092

Total current assets	59,640	69,550
Long-term investments	21,829	—
Property and equipment, net	33,270	34,030
Goodwill	11,202	8,821
Other intangible assets, net	13,985	12,838
Net investment in sales-type leases	2,417	3,636
Other assets	95	173

Total assets	$142,438	$129,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,030	$2,485
Accrued expenses	5,121	4,631
Accrued payroll and payroll taxes	5,866	5,910
Accrued income taxes	—	3,714
Deferred revenues	2,259	2,150
Other current liabilities	1,908	2,604

Total current liabilities	17,184	21,494
Deferred income taxes	6,718	6,511
Other non-current liabilities	2,402	3,302

Total liabilities	26,304	31,307
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.02 par value, 50,000,000 shares authorized,
14,132,570 shares issued and outstanding at September 30, 2005 and
13,832,630 shares issued and outstanding at December 31, 2004	283	277
Additional paid-in capital	35,747	30,657
Retained earnings	79,377	66,334
Unearned compensation	(358)	(471)
Accumulated other comprehensive income	1,085	944

Total stockholders’ equity	116,134	97,741

Total liabilities and stockholders’ equity	$142,438	$129,048

LIFELINE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine months ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$13,043	$8,015
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	133	—
Depreciation and amortization	9,803	9,698
Deferred income taxes	—	(55)
Tax benefit from exercise of employee stock options	1,811	1,166
Amortization of unearned compensation	113	113
Amortization of premium on available-for-sale securities	4	—
Other	—	(164)
Changes in operating assets and liabilities:
Accounts receivable	201	(449)
Inventories	(977)	1,476
Net investment in sales-type leases	1,424	879
Prepaid expenses, other current assets and other assets	(1,130)	3,458
Accrued payroll and payroll taxes	(135)	(183)
Accounts payable, accrued expenses and other liabilities	(1,629)	(611)
Accrued income taxes	(5,528)	2,206

Net cash provided by operating activities	17,133	25,549

Cash flows from investing activities:
Purchases of investments	(25,016)	(29,046)
Sales and maturities of investments	5,000	8,046
Additions to property and equipment	(7,253)	(6,992)
Business purchases and other	(4,895)	(6,872)

Net cash used in investing activities	(32,164)	(34,864)

Cash flows from financing activities:
Proceeds from stock options exercised	5,096	3,237

Net cash provided by financing activities	5,096	3,237

Effect of foreign exchange on cash	224	137

Net decrease in cash and cash equivalents	(9,711)	(5,941)
Cash and cash equivalents at beginning of period	42,428	21,356

Cash and cash equivalents at end of period	$32,717	$15,415

Non-cash activity:
Acquisition related obligations	$—	$672